EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement No. 333-138263 of Western United Financial Corporation of our report dated October 18, 2006, relating to the financial statements of Western United Financial Corporation (a development stage company), as of October 17, 2006, and for the period from September 29, 2006 (date of inception) through October 17, 2006. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Vavrinek, Trine, Cay & Co., LLP

Rancho Cucamonga, California
December 8, 2006